EXHIBIT 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3  of Fording Canadian Coal Trust  of our report dated March 1, 2007 relating to the consolidated financial statements, management’s assessment of  the effectiveness of internal control over financial reporting and the effectiveness of internal control over the financial reporting which is included in the Annual Report of Form 40F.  We also consent to the reference to us  under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Calgary, Alberta

Date: March 14, 2007